Exhibit 10.1

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is dated March 4, 2024

PARTIES:

1.	NORBROOK LABORATORIES LIMITED, a company incorporated and registered in Northern Ireland with company number NI007665 and whose registered office address is at Station Works, Camlough Road, Newry, Co Down, BT35 6JP, Northern Ireland (“NORBROOK”); and

2.	IMMUCELL CORPORATION a corporation duly organised and existing under the laws of the State of Delaware, United States of America (USA) having its principal office at 56 Evergreen Drive, Portland, Maine 04103, USA (“IMMUCELL”);

(each a “Party” and together the “Parties”).

BACKGROUND

A.	NORBROOK and IMMUCELL are parties to a Development Services and Commercial Supply Agreement dated 05 September 2019 as amended by way of a subsequent Amending Agreements between the Parties dated 20 July 2021 and 09 February 2022 (the “Development Services and Commercial Supply Agreement”).

B.	The Parties desire to further amend the Development Services and Commercial Supply Agreement as set out in this Amending Agreement with effect from the date of this Amending Agreement (the “Variation Date”).

AGREED TERMS

1.	Terms defined in the Development Services and Commercial Supply Agreement

In this Amending Agreement, expressions defined in the Development Services and Commercial Supply Agreement and used in this Amending Agreement shall have the same meaning as set out in the Development Services and Commercial Supply Agreement.

2.	Consideration

In consideration of the mutual promises set out in this Amending Agreement the Parties agree to amend the Development Services and Commercial Supply Agreement as set out below.

3.	Variation

With effect from the Variation Date the Parties agree the following amendments to the Development Services and Commercial Supply Agreement:

a)	Section 3.1.1

Section 3.1.1 of the Development Services and Commercial Supply Agreement is amended to include the following wording between the first sentence and second sentence:

“3.1.1 NORBROOK shall invoice IMMUCELL for the Services in accordance with the following agreed timelines:

-       75% of the total amount produced by the end of each month of production of Re-Tain® through the 9th lot (projected to fall into 2Q 2024); and

-       25% of the total amount due (the “Final Balance”) on dispatch after FDA approval to enable final syringe labelling and packaging.

b)	Section 3.2

The first sentence of Section 3.2.1 of the Development Services and Commercial Supply Agreement is amended to read as follows:

“3.2.1 Payment shall be made by IMMUCELL within 60 days of receipt of an invoice from NORBROOK.”

For the avoidance of doubt, the remaining wording of Section 3.2.1 and sections (a), (b) and (c) shall remain.

c)	Section 3.2

Section 3.2 of the Development Services and Commercial Supply Agreement is amended to include the following wording as a new Section 3.2.2:

“3.2.2 Notwithstanding Section 3.1.1 above, if FDA approval for the Product is not received by IMMUCELL by November 30, 2024 the Parties agree that:

(a)   this Agreement shall expire; and

(b)   upon expiry, NORBROOK shall invoice to IMMUCELL the Final Balance, and IMMUCELL shall pay such invoice in accordance with the payment terms of Section 3.2.1 of this Agreement.”

d)	Section 7.3

Section 7.3 of the Development Services and Commercial Supply Agreement is amended to include the below wording at the end of the Section:

“For the avoidance of doubt, where tests on a batch of the finished goods under this Agreement carried out at NORBROOK’S laboratory show that the quality of that batch of DP meets the agreed Specifications, NORBROOK shall invoice IMMUCELL 75% of the batch costs for an unlabelled batch and 100% of the batch costs for a fully labelled batch which IMMUCELL shall pay in accordance with Section 3.2.1 of this Agreement”.

e)	Section 8.1.1

Section 8.1.1 of the Development Services and Commercial Supply Agreement is deleted in its entirety and replaced with the following wording:

“8.1.1. This Agreement shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Section 8, shall continue in force until November 30, 2024 and (subject to Section 2.5) on such date this Agreement shall terminate automatically by expiry.”

f)	Schedule 2	Schedule 2 of the Development Services and Commercial Supply Agreement is deleted in its entirety and replaced with the new Schedule 2 at Appendix 1 of this Amending Agreement.
g)	Schedule 3	Schedule 3 of the Development Services and Commercial Supply Agreement is deleted in its entirety and replaced with the new Schedule 3 at Appendix 2 of this Amending Agreement.
h)	Schedule 7

Schedule 7 of the Development Services and Commercial Supply Agreement is deleted in its entirety and replaced with the new Schedule 7 at Appendix 3 of this Amending Agreement. Schedule 7 is updated to reflect currently estimated timelines for production (into 2024) and approximately 160,000 releasable commercial units with associated expiry of 4Q 2025 to 1Q 2026.

4.	Continuance of other terms of the Development Services and Commercial Supply Agreement

4.1	All other terms of the Development Services and Commercial Supply Agreement subsequent addendums and/or amending agreements remain in full force and effect and are hereby extended to include the amendments set out in this Amending Agreement.

4.2	In the event of any ambiguity, inconsistency or conflict between any of the provisions of the Development Services and Commercial Supply Agreement subsequent addendums and/or amending agreements and the terms and conditions of this Amending Agreement, the latter will prevail.

5.	Counterparts

5.1	This Amending Agreement may be executed in any number of counterparts, each of which when executed and dated shall constitute a duplicate original of this Amending Agreement but all the counterparts shall together constitute one agreement. The Amending Agreement shall not be effective until each Party has executed and exchanged at least one such executed counterpart with the other which exchange may be by email (as a .pdf file attachment to the email).

6.	Governing Law and Jurisdiction

6.1	This Amending Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of Northern Ireland.

6.2	Each Party irrevocably agrees that the courts of Northern Ireland shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Amending Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Amending Agreement has been entered into on the date stated at the beginning of it.

SIGNED for and on behalf of NORBROOK LABORATORIES LIMITED:

/s/ Oliver McAllister
Signature

Oliver McAllister
Name

Director
Position

SIGNED for and on behalf of IMMUCELL CORPORATION by its President and CEO, Michael F. Brigham:

/s/ Michael F. Brigham
Signature

Michael F. Brigham
Name

President and CEO
Position